                                                                    Exhibit 11.1

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                        Three Months Ended
                                                           September 30,
                                                           -------------
                                                       1997              1996
                                                       ----              ----
Net income (loss)..................................  $(6,810)          $ 2,353
                                                      ======            ======

Weighted average common shares outstanding.........   32,661            31,479

Equivalent shares attributed to options
  (treasury stock method)..........................       --             2,588
                                                      ------            ------
Weighted average common and equivalent shares......   32,661            34,067
                                                      ------            ------
Net income (loss) per share........................  $ (0.21)          $  0.07
                                                      ======            ======